Exhibit 4.1

Execution Copy

HUNTSMAN INTERNATIONAL LLC

AND

THE GUARANTORS NAMED HEREIN,

AND

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Trustee

SUPPLEMENTAL INDENTURE

Dated as of December 20, 2005

to

Indenture

Dated as of June 30, 1999

10 1/8% Senior Subordinated Notes due 2009 (Dollar Denominated)
and
10 1/8% Senior Subordinated Notes due 2009 (Euro Denominated)

SUPPLEMENTAL INDENTURE, dated as of December 20, 2005 (this “Supplemental Indenture”), between HUNTSMAN INTERNATIONAL LLC, a Delaware limited liability company (the “Company”), the Guarantors named herein, and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association duly organized under the laws of the United States (as successor trustee to Bank One, N.A. and successor by consolidation with Wells Fargo Bank Minnesota, National Association), as trustee (the “Trustee”).  All capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Indenture.

WHEREAS, the Company, the Guarantors and the Trustee are parties to an Indenture, dated as of June 30, 1999, as supplemented by the First Amendment thereto dated January 5, 2000, the Supplemental Indenture thereto dated August 14, 2000, the Supplemental Indenture thereto dated September    , 2000, the Supplemental Indenture thereto dated January 31, 2001 and the Supplemental Indenture thereto dated August 16, 2005 (the “Indenture”), pursuant to which the Company issued its 10 1/8% Senior Subordinated Notes due 2009, in both Euro and Dollar denominations (the “Notes”);

WHEREAS, on the date hereof, all of the membership interests of Huntsman Advanced Materials Holdings LLC, a Delaware limited liability company (“HAMH”), have been contributed to the Company (the “Contribution”);

WHEREAS, in connection with the Contribution, HAMH and the Subsidiaries of HAMH who are listed on the signature page hereto under the heading “New Guarantors” (the “New Guarantors”) wish to become Guarantors under the Indenture in accordance with Section 4.19 and Article XI thereof;

WHEREAS, Section 9.01 of the Indenture provides that the Company, the Guarantors and the Trustee may amend the Indenture by means of this Supplemental Indenture without the consent of the holders of Notes for the foregoing purposes;

WHEREAS, the Company has delivered to the Trustee the required Officers’ Certificate and Opinion of Counsel in connection with the execution and delivery of this Supplemental Indenture; and

WHEREAS, the execution and delivery of this Supplemental Indenture have been duly authorized and all conditions and requirements necessary to make this Supplemental Indenture a valid and binding agreement have been duly performed and complied with;

NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually covenanted and agreed, for the equal proportionate benefit of all Holders of the Notes, as follows:

ARTICLE I

GUARANTEES

Section 1.1                                   Guarantees.  Each New Guarantor hereby, in compliance with Section 4.19 of the Indenture, Guarantees the obligations of the Company under the Indenture and the Notes in the manner specified in Section 11.01 of the Indenture on a subordinated basis as provided in Article XII of the Indenture, and becomes a party to the Indenture as a Guarantor, in each case subject to all of the rights, obligations and other provisions and limitations (including release provisions) of the Indenture relating to Guarantors.

ARTICLE II

MISCELLANEOUS PROVISIONS

Section 2.1                                   Upon execution and delivery of this Supplemental Indenture, the terms and conditions of this Supplemental Indenture shall be part of the terms and conditions of the Indenture for any and all purposes, and all the terms and conditions of both shall be read together as though they constitute one and the same instrument, except that in case of conflict, the provisions of this Supplemental Indenture will control.

Section 2.2                                   Each of the Company, the Guarantors and the Trustee hereby confirms and reaffirms the Indenture, as amended and supplemented by this Supplemental Indenture.

Section 2.3                                   The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together shall represent the same agreement.  One signed copy is enough to prove this Supplemental Indenture.

Section 2.4                                   This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 2.5                                   The recitals contained herein shall be taken as the statements of the Company or the Guarantors, as applicable, and the Trustee assumes no responsibility for their correctness.  The Trustee shall not be liable or responsible for the validity or sufficiency of this Supplemental Indenture or the due authorization of this Supplemental Indenture by the Company or the Guarantors.  In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct of, affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided.

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2

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year written above.

HUNTSMAN INTERNATIONAL LLC

By:	/s/ Sean Douglas
Name:	Sean Douglas
Title:	Vice President and Treasurer

[Signature Page to Supplemental Indenture]

EXISTING GUARANTORS:

Airstar Corporation
Eurofuels LLC
Eurostar Industries LLC
Huntsman Australia Inc.
Huntsman Chemical Company LLC
Huntsman Chemical Finance Corporation
Huntsman Chemical Purchasing Corporation
Huntsman EA Holdings LLC
Huntsman Enterprises, Inc.
Huntsman Ethyleneamines Ltd.
By:	Huntsman EA Holdings LLC,
its General Partner
Huntsman Expandable Polymers Company, LC
By:	Huntsman International Chemicals Corporation,
its Sole Member and Manager
Huntsman Family Corporation
Huntsman Group Holdings Finance Corporation
Huntsman Group Intellectual Property Holdings Corporation
Huntsman Headquarters Corporation
Huntsman International Chemicals Corporation
Huntsman International Financial LLC
Huntsman International Fuels, L.P.
By:	Eurofuels LLC,
its General Partner
Huntsman International Services Corporation
Huntsman International Trading Corporation
Huntsman MA Investment Corporation
Huntsman MA Services Corporation
Huntsman Petrochemical Canada Holdings Corporation
Huntsman Petrochemical Corporation
Huntsman Petrochemical Finance Corporation
Huntsman Petrochemical Purchasing Corporation
Huntsman Polymers Corporation
Huntsman Polymers Holdings Corporation
Huntsman Procurement Corporation
Huntsman Propylene Oxide Holdings LLC
Huntsman Propylene Oxide Ltd.
By:	Huntsman Propylene Oxide Holdings LLC,
its General Partner
Huntsman Purchasing, Ltd.
By:	Huntsman Procurement Corporation,
its General Partner
Huntsman Texas Holdings LLC
JK Holdings Corporation
Petrostar Industries LLC
Polymer Materials Inc.

	By:	/s/ Sean Douglas
	Name:	Sean Douglas
	Title:	Vice President

Huntsman Fuels, L.P.
	By:	Petrostar Fuels LLC,
its General Partner
Petrostar Fuels LLC
Executed as a deed by	Tioxide Americas Inc.
Troy M. Keller
for and on behalf of
Tioxide Americas Inc.	By:	/s/ Troy M. Keller
in the presence of	Name:	Troy M. Keller
	Title:	Assistant Secretary
/s/ Mary K. Klinefelter
Witness
Tioxide Group

	By:	/s/ Peter R. Huntsman
	Name:	Peter R. Huntsman
	Title:	Director

	By:	/s/ J. Kimo Esplin
	Name:	J. Kimo Esplin
	Title:	Director

NEW GUARANTORS:

Huntsman Advanced Materials Americas Inc.
Huntsman Advanced Materials Holdings LLC
Huntsman Advanced Materials LLC

	By:	/s/ Sean Douglas
	Name:	Sean Douglas
	Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Jane Y. Schweiger
Name: Jane Y. Schweiger
Title: Vice President